CONTACT:	David S. Collins Chief Financial Officer (630) 845-4500 Tracy H. Krumme Vice President, Investor Relations (203) 425-9830
FOR IMMEDIATE RELEASE
FUEL TECH REPORTS FIRST QUARTER 2011 RESULTS
     WARRENVILLE, Ill., May 9, 2011 — Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for combustion and emissions control systems for utility and industrial applications, today reported results for the three-month period ended March 31, 2011.
     Revenues for the first quarter totaled $22.6 million, a 28% increase from the comparable prior-year quarter. Net income was $1.3 million, or $0.05 per diluted share, compared with net income of $0.2 million, or $0.01 per diluted share in the comparable prior-year quarter. Adjusted EBITDA was $4.4 million, up from $2.9 million in the comparable prior-year quarter.
     The Air Pollution Control technology segment (APC segment) recorded revenues of $11.1 million, an increase of 35% over the comparable prior-year quarter. Segment gross margins increased to 50% versus 36% in the comparable prior-year quarter, primarily due to a mix of higher margin projects.
     The FUEL CHEM® technology segment (FUEL CHEM segment) generated revenues of $11.5 million, an increase of 23% from the comparable prior-year quarter. Increased revenues were predominately due to the addition of new customer accounts. Current quarter revenues include $10.7 million from coal-fired units and $0.9 million from non-coal-fired units, representing increases of 23% and 22% respectively from the comparable prior-year quarter. Segment gross margins decreased to 49% from 55% in the comparable prior-year due to the recognition in 2010 of $2 million in contingent risk share revenue from a successful demonstration program with associated costs in the prior period.
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FUEL TECH, INC. REPORTS FIRST QUARTER 2011 RESULTS	Page 2
     Selling, general and administrative (SG&A) expenses totaled $8.0 million versus $7.5 million in the comparable prior-year quarter. Increases in expenses related to personnel costs and outside services were offset by lower stock compensation expense.
     Research and development (“R&D”) expenses were $0.4 million versus $0.2 million in the comparable prior-year quarter. R&D activities are increasing to provide additional enhancements to the Company’s existing suite of technologies.
     The Company announced contract awards with a value of approximately $2.7 million during the first quarter of 2011, and an additional $6.9 million in April. After accounting for the conversion of backlog to revenues during this period, the APC segment capital projects backlog stood at $14.5 million as of March 31, 2011.
     Douglas G. Bailey, Chairman, President and Chief Executive Officer, commented, “We are pleased to report another solid quarter with strong revenue gains achieved in both the APC and FUEL CHEM segments. Record first quarter revenues were achieved, which is particularly noteworthy given the sluggish economy, weakness in the power markets and continued domestic regulatory uncertainty.”
     Mr. Bailey continued, “On the APC side, steady progress was made in working through the $19.3 million backlog recorded at the end of 2010. While strong quarterly revenue and operating income gains were achieved in this segment, the volume of APC contract awards in the first quarter was lower than we had anticipated, due in part to customer delays. Domestic and international order activity has grown since then, evidenced by contract announcements totaling nearly $7 million since the start of the second quarter.”
     Mr. Bailey added, “We are encouraged by our most recent APC awards, with particular emphasis on projects in China, where our NOx control technologies continue to be well received in this important market. We anticipate domestic orders to be forthcoming later in the year as utility and industrial operators take steps to comply with the EPA’s proposed Transport Rule, which was released in July 2010 and is expected to be finalized around July 2011. While the detailed requirements of the proposed rule are still under review and the final structure is yet to be determined, we view the proposed accelerated compliance schedule and the incremental NOx reduction requirements as a positive driver for future business.”
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FUEL TECH, INC. REPORTS FIRST QUARTER 2011 RESULTS	Page 3
     Mr. Bailey continued, “Our FUEL CHEM segment also reported strong quarterly revenue gains, primarily the result of the start-up of chemical injection for a number of new customer accounts. We continue to be impacted by a number of plants that are running below expectations, as gas and alternative energy sources operate at heavier loads. However, we are commencing new programs at coal-fired units and winning new business as utilities are increasingly attracted to the compelling economic benefits of shifting from Appalachian coals, generally one of the fuels with the higher heat content and fewest operational issues, to the lower priced and lower British thermal unit (BTU) coals originating in the Illinois Basin and Powder River Basin.”
     Mr. Bailey concluded, “We are off to a strong start for 2011 and believe the first quarter represents a good building block for achieving our full-year financial objectives. As we see regulatory clarity emerge in both China and the United States, we remain confident in our growth strategy and our ability to solve our customers’ emissions challenges in a cost-effective manner.”
Conference Call
As a reminder, Fuel Tech will host a conference call on Tuesday, May 10 at 9:00 AM ET to discuss the results. The call will simultaneously be broadcast over the Internet at www.ftek.com and can be accessed under “Upcoming Events” on the Home page. The call can also be accessed by dialing 866.788.0539 (domestic) or 857.350.1677 (international) and using the passcode “Fuel Tech.” A replay of the call will be available on the website and can be accessed by dialing 888.286.8010 (domestic) or 617.801.6888 (international) and using the passcode “96462927.” The replay will be available until June 4, 2011.
About Fuel Tech
     Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.
     The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques — such as Low NOx Burners and Over-Fire Air systems — and post-combustion NOx control approaches, including NOxOUT® and HERT™ SNCR systems as well as systems that incorporate ASCR™ (Advanced Selective Catalytic Reduction), CASCADE™, ULTRA™ and NOxOUT-SCR® processes. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 640 units worldwide, where coal, fuel oil, natural gas, municipal waste, biomass, and other fuels are utilized.
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FUEL TECH, INC. REPORTS FIRST QUARTER 2011 RESULTS	Page 4
     The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and operational issues associated with sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide and NOx. This technology, in the form of a customizable FUEL CHEM program, is experienced on over 110 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste.
     Fuel Tech also provides a range of combustion optimization services, including airflow testing, coal flow testing and boiler tuning, as well as services to help optimize selective catalytic reduction system performance, including catalyst management services and ammonia injection grid tuning. In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.
     Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems. For more information, visit Fuel Tech’s web site at www.ftek.com.
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.
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FUEL TECH, INC. REPORTS FIRST QUARTER 2011 RESULTS	Page 5
FUEL TECH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,865	$30,524
Accounts receivable, net of allowance for doubtful accounts of $82 and $82, respectively	22,292	21,175
Inventories	993	807
Deferred income taxes	—	89
Prepaid expenses and other current assets	2,206	1,861

Total current assets	53,356	54,456

Property and equipment, net of accumulated depreciation of $16,547 and $15,767, respectively	14,380	14,384
Goodwill	21,051	21,051
Other intangible assets, net of accumulated amortization of $3,426 and $3,203, respectively	5,926	6,050
Deferred income taxes	4,796	5,000
Other assets	2,169	2,262

Total assets	$101,678	$103,203

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt	$2,290	$2,269
Accounts payable	6,178	7,516
Accrued liabilities:
Employee compensation	1,791	2,863
Income taxes payable	737	1,857
Other accrued liabilities	3,345	3,306

Total current liabilities	14,341	17,811

Other liabilities	1,509	1,482

Total liabilities	15,850	19,293

Shareholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 24,223,467 and 24,213,467 shares issued and outstanding	242	242
Additional paid-in capital	129,942	129,424
Accumulated deficit	(44,736)	(46,075)
Accumulated other comprehensive income	304	243
Nil coupon perpetual loan notes	76	76

Total shareholders’ equity	85,828	83,910

Total liabilities and shareholders’ equity	$101,678	$103,203

FUEL TECH, INC. REPORTS FIRST QUARTER 2011 RESULTS	Page 6
FUEL TECH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per-share data)

	Three Months Ended
	March 31
	2011	2010
Revenues	$22,622	$17,617
Costs and expenses:
Cost of sales	11,466	9,500
Selling, general and administrative	7,951	7,480
Research and development	402	146

	19,819	17,126

Operating income	2,803	491

Interest expense	(40)	(44)
Interest income	1	1
Other expense	(40)	(92)

Income before income taxes	2,724	356

Income tax expense	(1,385)	(142)

Net income	$1,339	$214

Net income per common share:
Basic	$0.06	$0.01

Diluted	$0.05	$0.01

Weighted-average number of common shares outstanding:
Basic	24,214,000	24,212,000

Diluted	24,669,000	24,431,000

FUEL TECH, INC. REPORTS FIRST QUARTER 2011 RESULTS	Page 7
FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Three Months Ended
	March 31
	2011	2010
Operating Activities
Net income	$1,339	$214
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	760	939
Amortization	223	219
Loss on equipment disposals	—	6
Deferred income tax	120	(476)
Stock based compensation	617	1,352
Deferred director fees	20	—
Changes in operating assets and liabilities:
Accounts receivable	(938)	(2,041)
Inventories	(177)	(355)
Prepaid expenses, other current assets and other noncurrent assets	(239)	(116)
Accounts payable	(1,380)	(153)
Accrued liabilities and other noncurrent liabilities	(2,274)	1,096

Net cash (used in) provided by operating activities	(1,929)	685

Investing Activities
Decrease in restricted cash	—	125
Purchases of property, equipment and patents	(841)	(307)

Net cash used in investing activities	(841)	(182)

Financing Activities
Issuance of deferred shares	—	28
Proceeds from exercise of stock options	54	—
Redemption of nil coupon loan note	—	(5)

Net cash provided by financing activities	54	23

Effect of exchange rate fluctuations on cash	57	(59)

Net (decrease) increase in cash and cash equivalents	(2,659)	467

Cash and cash equivalents at beginning of period	30,524	20,965

Cash and cash equivalents at end of period	$27,865	$21,432

FUEL TECH, INC. REPORTS FIRST QUARTER 2011 RESULTS	Page 8
FUEL TECH, INC.
BUSINESS SEGMENT FINANCIAL DATA
(in thousands of dollars)

Three months ended	Air Pollution Control	FUEL CHEM
March 31, 2011	Segment	Segment	Other	Total

Revenues from external customers	$11,092	$11,530	$—	$22,622
Cost of sales	(5,553)	(5,913)	—	(11,466)

Gross margin	5,539	5,617	—	11,156
Selling, general and administrative	—	—	(7,951)	(7,951)
Research and development	—	—	(402)	(402)

Operating income	$5,539	$5,617	$(8,353)	$2,803

Three months ended	Air Pollution Control	FUEL CHEM
March 31, 2010	Segment	Segment	Other	Total

Revenues from external customers	$8,214	$9,403	$—	$17,617
Cost of sales	(5,258)	(4,242)	—	(9,500)

Gross margin	2,956	5,161	—	8,117
Selling, general and administrative	—	—	(7,480)	(7,480)
Research and development	—	—	(146)	(146)

Operating income	$2,956	$5,161	$(7,626)	$491

Note:	Fuel Tech is an integrated company that segregates its financial results into two reportable segments, both providing advanced technology and engineering solutions for the optimization of combustion systems in utility and industrial applications. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC. REPORTS FIRST QUARTER 2011 RESULTS	Page 9
FUEL TECH, INC.
GEOGRAPHIC INFORMATION
(in thousands of dollars)

	Three months ended March 31
	2011	2010
Revenues:
United States	$19,618	$15,041
Foreign	3,004	2,576

	$22,622	$17,617

	March 31,	December 31,
	2011	2010
Assets:
United States	$90,818	$92,485
Foreign	10,860	10,718

	$101,678	$103,203

FUEL TECH, INC. REPORTS FIRST QUARTER 2011 RESULTS	Page 10
FUEL TECH, INC.
RECONCILIATION OF GAAP NET INCOME TO EBITDA AND ADJUSTED EBITDA
(in thousands of dollars)

	Three Months Ended March 31,
	2011	2010
Net income	$1,339	$214
Interest expense	40	44
Income tax expense	1,385	142
Depreciation expense	760	939
Amortization expense	223	219

EBITDA	3,747	1,558
Stock compensation expense	617	1,352

ADJUSTED EBITDA	$4,364	$2,910

Adjusted EBITDA
     To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income before interest expense, income tax expense, depreciation expense, amortization expense and stock compensation expense. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.
     Adjusted EBITDA is provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income has been included in the financial table above.
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